Dice Holdings, Inc. Reports Third Quarter 2010 Results

•	Revenues increased 29% year-over-year to $34.4 million; excluding acquisitions, revenues grew 23% year-over-year

•	Deferred revenue increased 9% or $3.6 million during the quarter

•	Net income doubled year-over-year to $6.2 million resulting in earnings per diluted share of $0.09

•	Adjusted EBITDA increased 16% year-over-year to $13.9 million or 40% of revenues (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Cash flow from operations more than doubled year-over-year to $12.5 million, the highest quarterly level since mid-2008

New York, New York, November 2, 2010 —Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended September 30, 2010.

Third Quarter Operating Results

Revenues for the quarter ended September 30, 2010 totaled $34.4 million, an increase of 29% from $26.7 million in the comparable quarter of 2009.  Strong recruitment activity and the ongoing shift of recruitment spend to specialty career sites are the primary drivers of the revenue increase.  In addition, the acquisitions of Rigzone and WorldwideWorker contributed revenues of $1.5 million in the third quarter of 2010.  Excluding the impact of the two acquisitions, revenues increased 23% year-over-year.  Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $0.5 million from third quarter of 2009.

Operating income increased 48% to $8.8 million versus $5.9 million in the comparable quarter of 2009.  The increase in operating income was a function of higher revenues partially offset by an increase in operating expenses primarily driven by higher sales compensation.

Net income for the quarter ended September 30, 2010 doubled to $6.2 million from the $3.0 million earned in the third quarter of 2009.  Net income was favorably impacted by lower income tax expense due to a change in estimates associated with uncertain tax positions related to the outcome of a federal tax exam and due to the expiration of the statute of limitations covering certain tax positions.  Diluted earnings per share were $0.09 for the third quarter of 2010, as compared to diluted earnings per share of $0.05 in the comparable quarter a year ago.

Net cash provided by operating activities for the quarter ended September 30, 2010 was $12.5 million, an increase of 129% from $5.4 million in the comparable quarter of 2009.

Adjusted EBITDA for the quarter ended September 30, 2010 was $13.9 million, an increase of 16% as compared with $12.0 million for the third quarter of 2009.  See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

As disclosed on September 30, 2010, the Company’s operating segments have been recast.  Tech & Clearance (formerly DCS Online) had no change in the components, which are Dice.com and ClearanceJobs.  The Finance segment now includes eFinancialCareers worldwide operations.  The previous eFinancialCareers segment did not include eFinancialCareers results from North America.  Energy is a new segment composed of WorldwideWorker and Rigzone.  The Other segment contains AllHealthcareJobs and Targeted Job Fairs.  Previous Other segment components WorldwideWorker and eFinancialCareeers North America have moved as previously noted. Through June 30, 2010, Other also included JobsintheMoney.  All comparative periods have been recast to reflect the changes in reporting segments.

For the quarter ended September 30, 2010, Tech & Clearance segment revenues increased 18% year-over-year to $23.0 million or 67% of Dice Holdings’ consolidated revenues.  Growth was driven by a greater number of recruitment package customers served at Dice.com, as well as a 28% increase in revenues at ClearanceJobs.

The Finance segment accounted for 27% of Dice Holdings’ consolidated revenues in the third quarter of 2010.  For the quarter ended September 30, 2010, eFinancialCareers revenues increased 37% to $9.1 million. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $0.5 million from the third quarter 2009.  Excluding the currency impact, Finance segment revenues grew 43% from the comparable quarter a year ago.

The Energy segment contributed $1.5 million in revenues in the quarter ended September 30, 2010.  This segment consists of Rigzone (since the date of acquisition August 11, 2010) and WorldwideWorker (since the date of acquisition, May 6, 2010).

The remaining businesses operated by Dice Holdings include AllHealthcareJobs (since the date of acquisition, June 10, 2009) and Targeted Job Fairs and are reported in the Other category.  Other revenues increased 18% to $0.7 million for the quarter ended September 30, 2010 from the comparable 2009 period which included a $0.1 million contribution from JobsintheMoney which has since been shut down.

Nine Months Operating Results

Revenues for the nine months ended September 30, 2010 totaled $91.1 million, as compared to $83.3 million in the same period in 2009, an increase of 9%.  Strong results at eFinancialCareers and continued improvements in recruitment activity at Dice are the primary drivers of the increase.    Currency translation from pound sterling to U.S. dollars had a minimal negative impact on revenues for the nine month period, as compared to the same period a year ago.

By segment, Tech & Clearance revenues increased 3% to $63.4 million for the nine month period ended September 30, 2010.  In the same period, Finance revenues grew 21% year-over-year to $24.1 million.  Energy contributed revenues of $1.7 million since the acquisitions of WorldwideWorker and Rigzone.  Other revenues increased 5% to $1.9 million.

Net income for the nine months ended September 30, 2010 increased 37% to $13.2 million, as compared to $9.6 million in the nine months ended September 30, 2009.

For the nine month period ended September 30, 2010, net cash provided by operating activities more than doubled to $34.7 million, as compared with $16.4 million for the same period last year. Adjusted EBITDA for the nine months ended September 30, 2010 was $35.1 million, compared with $38.2 million for the same period in 2009. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at September 30, 2010 was $44.7 million compared to $41.1 million at June 30, 2010 and $31.6 million at September 30, 2009.  The $3.6 million or 9% sequential increase in deferred revenue is primarily attributed to strong renewal rates on annual contracts and a sequential increase in new business at Dice.com, as well as the contribution from Rigzone.

Net Debt, defined as total debt less cash and cash equivalents and marketable securities, was $14.8 million at September 30, 2010, consisting of total debt of $57.0 million minus cash and cash equivalents and marketable securities of $42.2 million. This compares to a Net Cash balance of $10.7 million at June 30, 2010, consisting of cash and cash equivalents and marketable securities of $40.4 million minus total debt of $29.7 million.  The increase in total debt outstanding was due to borrowings of $36.0 million in conjunction with the Rigzone acquisition (August 11, 2010), which has been partially offset by payments of $9.0 million through September 30, 2010.

On July 29, 2010, the Company entered into a new Credit Agreement which provides for a revolving facility of $70 million and a term facility of $20 million, with each facility maturing on January 31, 2014.   Borrowings under the Credit Agreement bear interest at the Company’s option, at a LIBOR rate, Eurocurrency rate, or base rate plus a margin. The margin ranges from 2.75% to 3.50% on LIBOR and Eurocurrency loans and 1.75% to 2.50% on base rate loans, determined by the Company’s most recent consolidated leverage ratio. Quarterly payments of $1 million of principal are required on the term loan facility, commencing December 31, 2010.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, said, “The third quarter performance included our best sales growth of any quarter this year illustrating how strongly we are performing in this sideways employment market.  At Dice, we had double-digit year-over-year customer growth and eFinancialCareers posted excellent results in each of our major markets.  This performance clearly reflects the benefits of our specialized approach which allows customers to find and recruit highly-skilled talent more efficiently and effectively.”   Mr. Melland added, “We are well positioned to capitalize on what we anticipate to be a continued, gradual employment recovery with focused investments into our existing communities and geographic expansion.”

Michael Durney, Senior Vice President, Finance and Chief Financial Officer, said, “The positive momentum in our business continues - highlighted by the fourth consecutive increase in deferred revenue, as well as robust and consistent operating cash flow at $12.5 million this quarter - the highest of the year. The bottom line is that our business model delivers for shareholders with strong levels of profitability and significant free cash flow.  But, it all starts with the value that customers receive and we are very excited to provide that same value in the energy sector.”  Mr. Durney noted, “We made our initial investment into energy recruitment with WorldwideWorker and have significantly enhanced our position with Rigzone.  The breadth of geographic markets that we serve in energy, along with expansion opportunities, creates a great new vertical for the company.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of November 2, 2010 for both the quarter and the year ending December 31, 2010.  The Company’s actual performance will vary based on a number of factors including those that are outlined in our Annual Report on Form 10-K for the year ended December 31, 2009, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q.

	Quarter ending December 31, 2010		Year ending December 31, 2010
Revenues	$36.5	mm	$127.6	mm

Estimated Contribution by Segment
Tech & Clearance	66%		69%
Finance	25%		26%
Energy	7%		3%
Other	2%		2%

Sales & Marketing expense	$11.5	mm	$44.0	mm

Adjusted EBITDA	$16.0	mm	$51.1	mm

Depreciation and amortization	$3.7	mm	$15.3	mm
Non-cash stock compensation expense	$1.0	mm	$3.7	mm
Interest expense, net	$0.7	mm	$4.8	mm
Other (Gain) loss/Change in acquisition related contingencies	−		$(0.5	)mm
(Gain) loss from interest rate hedges*	−		$(0.2	)mm
Income taxes	$3.9	mm	$8.2	mm

Net income	$6.7	mm	$19.8	mm

Adjusted EBITDA Margin	44%		40%

Fully diluted share count	69	mm	68	mm

*During the second quarter 2010, the Company terminated its $20 million interest rate swap.

Conference Call Information

The Company will host a conference call to discuss third quarter 2010 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-573-4840 or for international callers by dialing 617-224-4326; the participant passcode is 45096639.  A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 35380815. The replay will be available until November 9, 2010.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Investor Contact:

Jennifer Bewley
Director, Investor Relations
Dice Holdings, Inc.
212-448-4181
ir@dice.com

Media Contact:

Makovsky + Company
Kona Luseni
212-508-9684
kluseni@makovsky.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized career websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States ("GAAP") and may be different from non-GAAP measures reported by other companies.  The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance.  Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors.  The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program.  Adjusted EBITDA, as defined in our Credit Agreement, represents net income (loss) plus (to the extent deducted in calculating such net income (loss)) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income (loss)) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.

 We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants.  We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

 We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure.  Our Credit Agreement is material to us because it is one of our primary sources of liquidity.  If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock.  We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures.  A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Cash/Net Debt

Net Cash is defined as cash and cash equivalents and marketable securities less total debt. Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations.  We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment.  Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions, including without limitation statements under the heading “Management's Discussion and Analysis of Financial Condition and Results of Operations.”  These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to, competition from existing and future competitors in the highly competitive developing market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, the failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, the failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under our credit facility.  These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Revenues	$34,360	$26,733	$91,108	$83,311

Operating expenses:
Cost of revenues	2,685	1,929	6,973	5,570
Product development	1,993	1,130	4,615	2,886
Sales and marketing	11,278	8,261	32,487	26,180
General and administrative	5,431	4,725	14,607	14,849
Depreciation	1,003	933	3,082	2,786
Amortization of intangible assets	3,374	3,822	8,518	11,730
Change in acquisition related contingencies	(181)	-	(481)	-
Total operating expenses	25,583	20,800	69,801	64,001
Operating income	8,777	5,933	21,307	19,310
Interest expense	(712)	(1,598)	(2,807)	(5,170)
Deferred financing cost write-off	(1,388)	-	(1,388)	-
Interest income	27	37	88	173
Other income	-	294	216	1,051
Income before income taxes	6,704	4,666	17,416	15,364

Income tax expense	538	1,664	4,261	5,728

Net income	$6,166	$3,002	$13,155	$9,636

Basic earnings per share	$0.10	$0.05	$0.21	$0.15
Diluted earnings per share	$0.09	$0.05	$0.20	$0.15

Weighted average basic shares outstanding	62,799	62,305	62,436	62,248
Weighted average diluted shares outstanding	67,561	65,659	67,406	66,070

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Cash flows from operating activities:
Net income	$6,166	$3,002	$13,155	$9,636

Adjustments to reconcile net income to net cash from operating activities:
Depreciation	1,003	933	3,082	2,786
Amortization of intangible assets	3,374	3,822	8,518	11,730
Deferred income taxes	(823)	(663)	(2,321)	(3,861)
Amortization of deferred financing costs	145	208	562	625
Write-off of deferred financing costs	1,388	-	1,388	-
Share based compensation	895	1,309	2,693	4,407
Change in acquisition related contingencies	(181)	-	(481)	-
Change in accrual for unrecognized tax benefits	(1,502)	-	(1,502)	-
Gain on interest rate hedges	-	(294)	(216)	(1,051)
Changes in operating assets and liabilities:
Accounts receivable	(699)	1,106	(104)	4,853
Prepaid expenses and other assets	(495)	(409)	(478)	(51)
Accounts payable and accrued expenses	1,848	156	3,184	(1,743)
Income taxes receivable/payable	246	(903)	(569)	(1,315)
Deferred revenue	1,115	(3,139)	7,940	(9,646)
Payments to reduce interest rate hedge agreements	-	-	(333)	(514)
Other, net	7	320	134	507
Net cash from operating activities	12,487	5,448	34,652	16,363

Cash flows from investing activities:
Purchases of fixed assets	(894)	(610)	(3,414)	(2,080)
Purchases of marketable securities	-	(516)	(2,442)	(1,750)
Maturities and sales of marketable securities	-	500	3,111	4,500
Payments for acquisitions, net of cash acquired	(37,796)	-	(43,796)	(2,690)
Net cash from investing activities	(38,690)	(626)	(46,541)	(2,020)

Cash flows from financing activities:
Payments on long-term debt	(38,700)	(300)	(62,300)	(32,900)
Proceeds from long-term debt	66,000	-	69,000	2,000
Financing costs paid	(1,450)	-	(1,450)	-
Other	101	16	825	19
Net cash from financing activities	25,951	(284)	6,075	(30,881)
Effect of exchange rate changes	1,982	450	(470)	2,017

Net change in cash and cash equivalents for the period	1,730	4,988	(6,284)	(14,521)
Cash and cash equivalents, beginning of period	36,911	35,635	44,925	55,144

Cash and cash equivalents, end of period	$38,641	$40,623	$38,641	$40,623

Non-cash investing and financing activities:
Contingent consideraton to be paid in cash for acquisitions	$8,050	$-	$10,510	$863
Issuance of common stock for the acquisition of AllHealthcareJobs	-	959	-	959

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$38,641	$44,925
Marketable securities	3,510	4,214
Accounts receivable, net	13,074	11,336
Deferred income taxes - current	1,436	812
Income taxes receivable	1,883	906
Prepaid and other current assets	2,170	1,360
Total current assets	60,714	63,553

Fixed assets, net	5,442	5,719
Acquired intangible assets, net	69,428	48,536
Goodwill	177,393	142,638
Deferred financing costs, net	1,514	1,875
Other assets	239	234

Total assets	$314,730	$262,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$12,913	$9,930
Deferred revenue	44,745	33,909
Current portion of acquisition related contingencies	1,277	275
Current portion of long-term debt	4,000	1,000
Income taxes payable	1,031	601
Total current liabilities	63,966	45,715

Long-term debt	53,000	49,300
Deferred income taxes - non-current	18,261	10,886
Interest rate hedge liability - non-current	-	550
Accrual for unrecognized tax benefits	4,319	5,778
Acquisition related contingencies	9,565	588
Other long-term liabilities	1,168	1,118

Total liabilities	150,279	113,935

Total stockholders' equity	164,451	148,620

Total liabilities and stockholders' equity	$314,730	$262,555

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure.  A quarterly balance sheet, statement of operations and statement of cash flows for the quarter and nine months ended September 30, 2010 are provided elsewhere in this press release.  Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarters and nine months ended September 30, 2010 and 2009 is provided.  This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data

On this schedule, the Company provides certain non-GAAP information as of and for the quarters and nine months ended September 30, 2010 and 2009 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,166	$3,002	$13,155	$9,636
Interest expense	712	1,598	2,807	5,170
Deferred financing cost write-off	1,388	-	1,388	-
Interest income	(27)	(37)	(88)	(173)
Income tax expense	538	1,664	4,261	5,728
Depreciation	1,003	933	3,082	2,786
Amortization of intangible assets	3,374	3,822	8,518	11,730
Change in acquisition related contingencies	(181)	-	(481)	-
Other income	-	(294)	(216)	(1,051)
Non-cash stock compensation expense	895	1,309	2,693	4,407
Adjusted EBITDA	$13,868	$11,997	$35,119	$38,233

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$12,487	$5,448	$34,652	$16,363
Interest expense	712	1,598	2,807	5,170
Amortization of deferred financing costs	(145)	(208)	(562)	(625)
Interest income	(27)	(37)	(88)	(173)
Income tax expense	538	1,664	4,261	5,728
Deferred income taxes	823	663	2,321	3,861
Change in accrual for unrecognized tax benefits	1,502	-	1,502	-
Change in accounts receivable	699	(1,106)	104	(4,853)
Change in deferred revenue	(1,115)	3,139	(7,940)	9,646
Changes in working capital and other	(1,606)	836	(1,938)	3,116
Adjusted EBITDA	$13,868	$11,997	$35,119	$38,233

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
Revenues by Segment
Tech & Clearance	$23,000	$19,456	$63,434	$61,549
Finance	9,115	6,678	24,059	19,952
Energy	1,537	-	1,715	-
Other	708	599	1,900	1,810
	$34,360	$26,733	$91,108	$83,311

Percentage of Revenues by Segment
Tech & Clearance	66.9%	72.8%	69.6%	73.9%
Finance	26.5%	25.0%	26.4%	23.9%
Energy	4.5%	n.a.	1.9%	n.a.
Other	2.1%	2.2%	2.1%	2.2%
	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$11,278	$8,261	$32,487	$26,180

Sales and Marketing Expense as a Percentage of Revenue	32.8%	30.9%	35.7%	31.4%

Adjusted EBITDA	$13,868	$11,997	$35,119	$38,233
Adjusted EBITDA Margin	40.4%	44.9%	38.5%	45.9%

Net cash provided by operating activities	$12,487	$5,448	$34,652	$16,363
Purchases of fixed assets	(894)	(610)	(3,414)	(2,080)
Free Cash Flow	$11,593	$4,838	$31,238	$14,283

Deferred Revenue (end of period)	$44,745	$31,591	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	6,750	6,450	5,900	7,600
End of period	7,050	6,300	7,050	6,300
Average for the period (1)	6,900	6,350	6,500	6,750

Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$839	$815	n.a.	n.a.

Segment Definitions:
Tech & Clearance: Dice.com and ClearanceJobs
Finance: eFinancialCareers worldwide
Energy: Rigzone (from acquisition, August 2010) and WorldwideWorker (from acquisition, May 2010)
Other: AllHealthcareJobs (from acquisition, June 2009), Targeted Job Fairs, and JobsintheMoney (through June 2010)

(1) Reflects the daily average of recruitment package customers during the period.
(2) Reflects simple average of three months in each quarterly period.